Exhibit 10.12
Alimera Sciences, Inc.
Compensation Program for Non-Employee Directors
Effective as of the IPO Date
A. Cash Compensation
1.	Board retainer: $20,000 per year, paid in quarterly installments.

2.	Additional retainer for the Chairman of the Board of Directors: $5,000 per year, paid in quarterly installments.

3.	Additional retainer for the Chairman of the Audit Committee: $7,500 per year, paid in quarterly installments.

4.	Additional retainer for the Chairman of each other committee: $3,500 per year per committee, paid in quarterly installments.

5.	Additional retainer for the other members of each committee: $2,000 per year per committee, paid in quarterly installments.
B. Equity Compensation
1.	Initial stock option grant for pre-IPO directors: The Compensation Committee will grant to each non-employee director who first became a member of the Board of Directors before the IPO date, and who will continue serving thereafter, an option to purchase 7,500 shares of the Company’s Common Stock. The grant will be made on, or as soon as reasonably practicable after, the IPO date. The exercise price per share will be equal to the fair market value per share of the Company’s Common Stock on the date of grant. The option will become exercisable with respect to 25% of the shares after 12 months of continuous service as a director and with respect to an additional 6.25% of the shares after each additional three-month period of continuous service thereafter. The option will become fully exercisable in the event that the Company is subject to a change in control or in the event of the director’s death.

2.	Initial stock option grant for post-IPO directors: The Compensation Committee will grant to each non-employee director who first becomes a member of the Board of Directors on or after the IPO date an option to purchase 20,000 shares of the Company’s Common Stock. The grant will be made on, or as soon as reasonably practicable, after the date of his or her election. The exercise price per share will be equal to the fair market value per share of the Company’s Common Stock on the date of grant. The option will become exercisable with respect to 25% of the shares after 12 months of continuous service as a director and with respect to an additional 6.25% of the shares after each additional three-month period of continuous service thereafter. The option will become fully exercisable in the event that the Company is subject to a change in control or in the event of the director’s death.

3.	Annual stock option grants. In each year beginning in 2010, the Compensation Committee will grant to each non-employee director who will continue serving on the Board after the regular annual meeting of the Company’s stockholders an option to purchase 7,500 shares of the Company’s Common Stock. The grant will be made on, or as soon as reasonably practicable after, the date of the annual meeting. The exercise price per share will be equal to the fair market value per share of the Company’s Common Stock on the date of grant. The option will be fully exercisable at any time after the date of grant. The foregoing notwithstanding, a new director who has received the 20,000-share grant under Paragraph 2 above will not in the same calendar year receive a 7,500-share grant under this Paragraph 3.

4.	Adjustments. In the event of a subdivision of the outstanding shares, a declaration of a dividend payable in shares or a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a corresponding adjustment will automatically be made in the share numbers described above. In the event of a declaration of an extraordinary dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a recapitalization, a spin-off or a similar occurrence, the Compensation Committee will make such adjustments as it, in its sole discretion, deems appropriate in the share numbers described above.
C. Expenses
The reasonable expenses incurred by directors in connection with attendance at Board or committee meetings will be reimbursed upon submission of appropriate substantiation.

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